Exhibit (h)(i)(4)

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Fund	Authorized Shares
The Consumer Discretionary Select Sector SPDR® Fund (XLY)	Unlimited
The Consumer Staples Select Sector SPDR® Fund (XLP)	Unlimited
The Energy Select Sector SPDR® Fund (XLE)	Unlimited
The Financial Select Sector SPDR® Fund (XLF)	Unlimited
The Health Care Select Sector SPDR® Fund (XLV)	Unlimited
The Industrial Select Sector SPDR® Fund (XLI)	Unlimited
The Materials Select Sector SPDR® Fund (XLB)	Unlimited
The Technology Select Sector SPDR® Fund (XLK)	Unlimited
The Utilities Select Sector SPDR® Fund (XLU)	Unlimited
The Financial Services Select Sector SPDR® Fund (XLFS)	Unlimited
The Real Estate Select Sector SPDR® Fund (XLRE)	Unlimited

As of October 6, 2015